Exhibit 99.1

MEDTOX® Scientific, Inc.
Third Quarter Conference Call
November 4, 2003

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, Chief Operating Officer of our laboratory services division and CFO of the Company. Welcome to our third quarter conference call. Joining us this morning for our call is Jim Schoonover, our Chief Marketing Officer, and Dick Braun, CEO of MEDTOX.

Dick will cover highlights of the third quarter in just a few moments, but first I’d like to read our disclaimer language and set the agenda for the call.

Forward-looking statements in our conference call today are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in a listen-only mode, and we also want to welcome those listeners who have accessed this morning’s call via the internet. Following our prepared remarks, we will have a Question & Answer session that is accessible to institutional investors and qualified financial analysts.

We look forward to answering your questions. At this point, I am pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. Our margins and operating results for the third quarter were positively impacted by staff reductions and expense control measures. We have returned to profitability after three quarters of losses. Laboratory sample volume from the Company’s existing workplace drugs of abuse clients, though not yet at the previous year’s level showed an upturn from recent quarters. New account activity remained strong with sample volume from clients added in the last 12 months increasing to 63,000 or 14% of total drugs of abuse sample volume for the quarter. We continue to experience a jobless recovery. The implications of this for MEDTOX are that when the strengthening economy leads to job growth we anticipate built-in growth and operating leverage from existing and new workplace clients as they add employees, which will positively impact our results.

Our diagnostic segment revenues increased 3.5% during the third quarter. This is primarily attributable to higher sales within our PROFILE® -II A and PROFILE® -II ER product lines. The economic uncertainty and budget constraints that our government clients are experiencing resulted in lower purchasing levels of VERDICT® -II devices among these clients. As we told you last quarter we have introduced a proprietary value added service we call DARS™ (Drug Abuse Recognition System) that we believe will increase sales in the government market place. Jim, would you bring us up to date on DARS activity in the third quarter?

Jim Schoonover:

Thank you, Dick.

As we mentioned during our last call, The Drug Abuse Recognition System is a detailed, comprehensive training course that enables law enforcement officers to identify signs of drug impairment through a sophisticated 7-step examination process. When DARS training is combined with the use of MEDTOX’s VERDICT® -II drug screening devices, DARS-trained officers have at their disposal one of the most effective evaluation systems available to law enforcement today.

At the end of the second quarter, we mentioned that we had closed a half dozen DARS-related accounts in 2003. In the third quarter we closed an additional 16 accounts as a result of DARS. When combining the new accounts with those closed in the second quarter, MEDTOX has realized over $250,000 in revenue this year from these accounts.

While we are pleased with the pace of activity in this area, it is important to understand that the sales cycle for closing a DARS-related account is longer than a normal government account. However our prospecting activity remains strong. We have 5 DARS presentations scheduled between now and the end of 2003, and four other states have asked us for a formal presentation.

In addition, we have received inquiries about DARS from some of our hospital clients, and plan on making a presentation to the Board of Directors of a 600-hospital buying group later this month. DARS may be of great value to front-line Emergency Room admitting personnel in determining whether an incoming patient is potentially under the influence of drugs or alcohol.

MEDTOX remains confident that the “value-added” training and cost-savings represented by DARS will continue to be attractive to clients in many of the markets that we serve.

Dick ...

Dick Braun:

Thank you, Jim.

We told you in our second quarter call we would initiate three LEAN initiatives in the third and fourth quarters with the objective of further reducing both operating expenses and SG&A. Those initiatives began in the third quarter in our Laboratory Segment. We expect completion in the next 60-90 days. Kevin will comment in more detail.

We believe that the down economy and the tight labor market, though challenging for us in the short term, should yield positive results for our long-term future. Our continuing expense reductions and efficiency gains will make MEDTOX a stronger company and allow us to return to sustainable profitability.

Our sales force continues to perform well. During the second quarter, the 63,000 drugs of abuse specimens from new clients within our lab alone reflect the success of our current sales model. We are also encouraged with the new account activity within our specialty lab segment and the growth we have seen within our proprietary filter paper testing business.

At this point, Kevin will cover the specific financial results for the quarter.

Kevin …

Kevin Wiersma:

Thank you, Dick. Before the market opened this morning, we issued our news release covering the results for the third quarter.

For the third quarter, revenues were $13.6 million, about even with the third quarter last year. Operating income was $902,000 as compared to $886,000 last year. Income before income tax for the quarter was $492,000 as compared to $537,000 last year. Net income was $383,000 compared to $11.3 million last year. Last year’s third quarter results included a non-cash tax benefit of $10.8 million related to our net operating loss carry forward.

Here are some details regarding the quarter.

In our laboratory services segment third quarter revenues were $10.4 million, down 1.6% from $10.6 million in the third quarter last year. Laboratory Services revenues were positively impacted by a 5% overall increase in workplace drugs of abuse samples which was offset by a lower average price. The increased volume resulted from improved sample volume from our existing workplace drug testing clients compared to recent quarters and from our continued success in our strategy to attract new business Revenues from our Specialty Laboratory Services increased 2% in the quarter.

In our POC diagnostics business, third quarter revenues were $3.2 million, up 3.5% from last year, driven primarily by strong sales of PROFILE® -II ER, and PROFILE® -II A. Sales within the VERDICT® -II product line continued to trend slightly below last year as reductions in state budgets attributed to lower sales to government clients for probation, parole and rehabilitation. POC diagnostics represented 23.4% of our total business in the quarter.

Taking a look at gross margin, our lab business operated at a 34.5% margin in the third quarter, up from 32.7% in the third quarter last year. The higher gross margin was primarily attributable to labor savings due to staffing reductions and improved operating efficiencies.

Further cost reductions and operating efficiencies will be realized in the first quarter of 2004 as a result of the LEAN projects currently underway. LEAN is an overall methodology that seeks to arrange and utilize resources such that non-value added activities are held to a minimum. We currently have a team of 8 employees dedicated full time to three LEAN projects in our laboratory. Two of these three projects are focused on areas that make up approximately 40% of our direct labor costs in the laboratory.

POC diagnostic margins were 59.0% in the quarter, down from 61.6% in the third quarter last year. The lower gross margin was impacted by unabsorbed overhead resulting from lower than anticipated production activity.

Our overall gross margin for the quarter was 40.2%, as compared to 39.2 % in the third quarter last year, reflecting the improvement in Laboratory Services gross margin, partially offset by a decline in POC diagnostic gross margin.

On the expense side, selling general and administrative expenses were $4.2 million, or 30.6% of revenues, flat with the third quarter of last year, but down significantly from previous quarters of this year. Selling, general and administration expenses in the first and second quarters of 2003 were 34.2% and 33.9% of sales, respectively. The improvement from previous quarters reflects savings from steps taken during the second quarter to reduce expenses, including staffing reductions.

Research and development expenses increased 22.6% to $401,000 in the quarter. The increase was primarily due to increased development activity associated with new POC Diagnostic product configurations and other new product research.

Income from operations was $902,000 compared to $886,000 last year.

Other expenses were $410,000 and consist primarily of interest expense and the operating results of the New Brighton Business Center. These expenses, although down from the second quarter, increased 17.5% compared to the third quarter of last year. The increase was primarily due to reduced rental income associated with the New Brighton Business Center and was partially offset by lower interest expense.

Our third quarter net income was $383,000 or 8 cents per diluted share, compared to $11.3 million, or $2.27 cents per diluted share last-year.

Looking at the balance sheet, accounts receivable and inventories are down from their year-end levels, as are current liabilities. Our long-term debt obligations are down slightly and stockholders’ equity shows a minor improvement. This concludes our review of the Company’s financial performance. I will now turn it back to Dick for some concluding remarks.

Dick …

Dick Braun:

Thanks Kevin …

We continue to remain well positioned in our markets and anticipate positive results from the impact of market consolidation and a future upturn in the labor market. While we are pleased with our financial improvement over the first and second quarters we will continue to remain focused on our cost structure while continually seeking efficiencies. We will also continue to make judicious investments in R&D. We are confident in our ability to address the challenges that lie before us and to return to the profitable growth that we have generated over the last several years.

We would now be pleased to answer questions at this time.

Clint Morrison, Piper Jaffray:

Kevin, just a mechanical first of all. $109,000 in taxes, kind of a 22% rate, that’s kind of bouncing around. What should we be anticipating from a tax rate expense stand point?

Kevin Wiersma:

Clint, we took a look at the third quarter at what we thought the effective rate would be for the year based on timing differences and based on where we are at year-to-date through the third quarter that is about where it ended up to be, so I would anticipate that we would stay somewhere up around that rate.

Clint Morrison, Piper Jaffray:

So 22% assuming we maintain profitability obviously?

Kevin Wiersma:

Right

Clint Morrison, Piper Jaffray:

O.K., the three LEAN projects, can either you or Dick give a little color on, I guess, what kind of savings we might get out of that and maybe along the same lines how much of the other restructuring cost savings did we recognize this quarter versus more benefits to come?

Kevin Wiersma:

The savings from the LEAN project have not been realized yet, Clint. Those teams are still in process. We will begin to implement some of the changes that are coming out of that here in the fourth quarter and realize some savings from them in the first quarter. Relative to the magnitude of those savings, those projects as I mentioned, are addressing about 40% of our direct labor costs in the laboratory. Direct labor in the lab probably accounts for approximately 30% of our cost of services in our Laboratory Services division. The results of those projects if you look at historical numbers from LEAN are probably 30+% improvement in efficiencies and productivity. What our numbers will be its probably a little early to say at this time, but we do anticipate savings from those showing up in the first quarter.

Clint Morrison, Piper Jaffray:

Along those lines, I think you said you’ve got 8 people that are dedicated just to those projects.

Kevin Wiersma:

That is correct.

Clint Morrison, Piper Jaffray:

So what happens when those are done? Do we get free savings out of those eight people or are they going to continue to do this or is that all part of the savings calculation?

Kevin Wiersma:

Those people came out of the areas where the projects are being implemented. In those areas we will have reduced labor when they go back. Obviously those people are not in their production areas right now so there will be some savings realized from that. In addition, we will keep a team operating and going forward. It will probably consist of some of the members of the existing team as well as pulling in some new people from areas that we will address in the future.

Clint Morrison, Piper Jaffray:

O.K. and finally maybe addressing Dick, you guys didn’t give much in the way of guidance other than obviously there is typically a drop off in the fourth quarter over the third, but it sounds like business has picked up a little bit in a general sense. Are we still anticipating a sequentially kind of down revenue, but not as much as historically has been the case, is that a reasonable interpretation?

Dick Braun:

That would be a reasonable interpretation even though with the economy and the unpredictability that we have seen with regards to our business over the last six quarters. Again they use the word somewhat unpredictable, but what you have just said is what we would anticipate.

Clint Morrison, Piper Jaffray:

And obviously a pretty nicely improved cost structure too.

Dick Braun:

Correct.  Even though we might caution that the LEAN projects do cost some money and those expenses are being incurred in the fourth quarter and probably part of the first quarter even though the expected payback is rather immediate.

Clint Morrison, Piper Jaffray:

O.K., do these LEAN projects have a tendency to throw out some kind of one time charges too? Coming into the fourth quarter is there a potential for kind of a clean-up as LEAN re-jiggers things?

Dick Braun:

Well there are two issues to look at. One is that we are utilizing outside consultants and their expenses are being expensed over about a four month period primarily in the fourth quarter. And additionally we would expect a labor savings and you might anticipate some level of severance in the fourth quarter also.

Clint Morrison, Piper Jaffray:

O.K. Thank you.

John Chase, UBS:

Good morning. The only question that I have is this: Are we getting any significant business from competition and are you seeing any competition withering a bit?

Jim Schoonover:

John this is Jim Schoonover. I think the answer to that is that in the drugs of abuse area by and large most of the gains that we have realized have come at the expense of our competition. It is a competitive market, though the market continues to grow a bit organically, it is not growing probably in total dollars because of the economic situation that we are in. We are continuing to take clients on the Diagnostic side both within the hospital laboratory area with our ER product and also our PROFILE®-II A, which has the only onboard adulterant strip that’s patented in the industry, continues to give us a leg up on some of our competition in what we call the workplace environment. So it remains a cautious environment, but we continue to make inroads with our competition in terms of new client acquisition.

John Chase, UBS:

Thank you.

Marcus Ortega, J.P. Turner & Company:

Good morning guys. Nice job on a year over year stable top line and terrific cost management. This has been the strength of the company I know, as you well know, for several quarters. I was a little bit surprised that in your prepared dialogue you didn’t talk about the Clinical Trials business, so my question really is, how is that going?

Jim Schoonover:

Marcus, it continues to go well. We have initiated probably more trials in the past quarter than any quarter we had previously, but again that is part of our Specialty Laboratory segment, Specialty Clinical Laboratory segment, so the numbers are rolled into that area of the company. But the trial activity both in terms of current trials, in terms of signed bids that we have that have not yet started, and also protocols that we are bidding on, is all going as we had anticipated and we feel very good about it.

Marcus Ortega, J.P. Turner & Company:

That sounds great to hear that in the past quarter you had the greatest number. Now in prior calls on this same issue, you guys were able to generate a value of the trials over a forward period. Are you capable of doing that based upon some of the recent wins?

Jim Schoonover:

Again, it’s fairly involved in the rest of the clinical business. The Clinical Trials area is one of a number of growing areas within our Clinical business. The lead testing area continues to grow nicely. We will have a renewed focus in 2004 on our other clinical business, our TDM and metals business, so we really like to look at that segment as one large portion of the company that has, we think very good upside, rather than breaking each individual component out.

Marcus Ortega, J.P. Turner & Company:

Alright, one last thing. Since you are grouping it, and I might have just overlooked it in your prepared dialogue, then by what factor did the Specialty lab business grow, either sequentially or year over year in the third quarter?

Kevin Wiersma:

Marcus, this is Kevin. The Specialty Laboratory Services grew about 2% from the third quarter of last year. The third quarter of last year was also a very strong quarter for Specialty Laboratory Services. And it was up about 10.8% from the second quarter.

Marcus Ortega, J.P. Turner & Company:

10.8% sequential, that’s fantastic.

Kevin Wiersma:

Sequential, correct, we are seeing strong growth in that area.

Marcus Ortega, J.P. Turner & Company:

Great, thanks guys.

Dick Braun:

Marcus, I would just like to comment on the sort of predictability of Clinical Trials. It is fairly problematic considering that even once we are granted a bid, the timing of the implementation, and the length of time the trial may take and also the risk of sometimes trials being canceled, makes it fairly unpredictable in terms of being specific.

Marcus Ortega, J.P. Turner & Company:

Thanks for the qualifier.

Dick Braun:

We look forward to speaking with you again after we release our results for the fourth quarter and year-end. And thank you again for joining us today.